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Exhibit 23.1; Consent of Becker & Company, CPAs. to utilize independent auditor's report.




January 28, 2004

Board of Directors
EPIC FINANCIAL CORPORATION
3300 Irvine Avenue, Suite 220,
Newport Beach, California 92660

We   have   issued  our  report  dated  January   31,   2003
accompanying the financial statements of Big Equipment Services, Inc. (formerly BigEquip.net), now known as Epic Financial Corporation, on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Epic Financial Corporation (formerly Big Equipment Services, Inc. and BigEquip.net) on Form S-8 (File No. 000-32495, to be filed on or about January 28, 2004).



/S/ Becker & Company, CPAs
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Becker & Company, CPAs
Irvine, California